Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD FOURTH QUARTER AND YEAR END 2021 RESULTS;
PROVIDES 2022 EARNINGS GUIDANCE

Highlights include:

•Q4 2021 record net sales of $1.0 billion and 23% growth with Q4 2021 operating income growth of 72%
•Record annual net sales of $5.3 billion, up 35% from 2020
•Operating income of $832.8 million, up 79% from 2020 with a 390 bps improvement in operating margin
•Record 2021 diluted EPS of $15.97, an increase of 78% over 2020
•2022 diluted EPS guidance range of $17.19 - $17.94, including an estimated $0.19 tax benefit
______________________

COVINGTON, LA. (February 17, 2022) – Pool Corporation (Nasdaq/GSM:POOL) today announced fourth quarter and full year 2021 results.

“I am thrilled to announce that, for the first time in our company’s history, we surpassed annual sales of $5.0 billion, including $1.0 billion of sales in the fourth quarter. This tremendous accomplishment is a testament to the unwavering dedication of the POOLCORP team to serve our customers and help them grow their businesses. This year presented many obstacles, including consistently elevated demand alongside historic supply chain disruptions, but the tireless efforts of our employees, coupled with the endurance of our suppliers to help us remain stocked, allowed us to manage high customer volumes while catapulting sales to record heights. Our net sales growth for the year fueled operating results that are truly outstanding with 2021 operating income growth of 79% on top of 36% growth in 2020. I am incredibly proud and thankful to share in the triumphs of 2021 with our entire team and our loyal customers,” commented Peter D. Arvan, president and CEO.

Net sales increased 35% to a record high of $5.3 billion for the year ended December 31, 2021 compared to $3.9 billion in 2020, while base business sales increased 29%. Our sales were driven by strong customer demand for outdoor living products throughout the year and benefited from inflation and warmer weather trends across most of the United States.

Gross profit reached a record $1.6 billion for the year ended December 31, 2021, a 43% increase over gross profit of $1.1 billion in 2020. Gross margin improved 180 basis points to 30.5% in 2021 compared to 28.7% in 2020, reflecting benefits from our actions to address inflation and manage supply chain disruptions, along with favorable impacts realized from increased purchase volumes.

Selling and administrative expenses (operating expenses), including a $2.5 million note recovery in 2021 and $6.9 million of impairment charges in 2020, increased 18%, or $117.4 million, to $784.3 million in 2021, with base business operating expenses up 12% over 2020. Our operating expenses have increased as we reward our employees through performance-based compensation, in addition to increases in growth-driven labor, facility and freight costs, and investments in technology. As a percentage of net sales, operating expenses declined 210 basis points to 14.8% in 2021 compared to 16.9% in 2020.

Operating income for the year increased 79% to $832.8 million, up from $464.0 million in 2020. Operating margin increased 390 basis points to 15.7% in 2021 compared to 11.8% in 2020.

We recorded a $30.0 million, or $0.74 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2021 compared to a tax benefit of $28.6 million, or $0.70 per diluted share, realized in 2020.

Net income increased 77% to a record $650.6 million in 2021 compared to $366.7 million in 2020. Adjusted net income, without the note recovery in 2021 and the prior year impact of impairments, both net of tax, increased 74% to $648.8 million. Earnings per share increased 78% to a record $15.97 per diluted share compared to $8.97 per diluted share in 2020. Adjusted EBITDA increased 71% to $874.8 million in 2021 compared to $512.7 million in 2020 and was 16.5% of net sales in 2021 compared to 13.0% of net sales in 2020. Our return on invested capital for 2021 was 43.9% compared to 39.2% in 2020. See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

On the balance sheet at December 31, 2021, total net receivables, including pledged receivables, increased 30% compared to 2020, primarily driven by our sales growth and 2021 acquisitions. Inventory levels increased 71% to $1.3 billion, compared to $781.0 million at December 31, 2020. Our inventory balance has increased as we have made significant investments in inventory throughout the year to support increased demand and help manage supply chain pressures. Total debt outstanding increased $767.3 million to $1.2 billion as we have drawn on our facilities to fund investments in working capital and our 2021 acquisitions.

Net cash provided by operations was $313.5 million in 2021 compared to $397.6 million in 2020, a decrease of $84.1 million, primarily driven by our investments in inventory to enable us to continue to meet strong customer demand and position ourselves to provide exceptional customer service into the 2022 season, and partially offset by the increase in our net income.

Net sales increased 23% to $1.0 billion in the fourth quarter of 2021 compared to $839.3 million in the fourth quarter of 2020. Robust demand and above-average temperatures nationwide in the quarter led to a longer swimming pool season, which benefited sales in our seasonally slowest quarter. Sales were also favorably impacted from inflation. Gross margin increased 260 basis points to 31.1% in the fourth quarter of 2021 from 28.5% in the fourth quarter of 2020, reflecting benefits from our supply chain management initiatives.

Operating expenses, including the note recovery in the fourth quarter of 2021, increased 18% to $194.5 million in the fourth quarter of 2021 compared to $164.7 million in the fourth quarter of 2020, primarily reflecting higher performance-based compensation earned by employees and costs from ongoing investments in our distribution network. As a percentage of net sales, operating expenses decreased to 18.8% in the fourth quarter of 2021 compared to 19.6% in the same period of 2020.

Operating income in the fourth quarter of 2021 increased 72% to $127.9 million compared to $74.4 million in the same period of 2020. Operating margin increased 340 basis points in the fourth quarter. We recorded a $14.2 million, or $0.35 per diluted share, tax benefit from ASU 2016-09 in the fourth quarter of 2021 compared to a tax benefit of $6.0 million, or $0.15 per diluted share, realized in the fourth quarter of 2020. Net income increased 82% in the fourth quarter of 2021 to $107.6 million compared to $59.2 million in the comparable 2020 period. Earnings per diluted share increased 83% to $2.65 in the fourth quarter of 2021 compared to $1.45 for the same period in 2020. Without the impact from ASU 2016-09 in both periods, earnings per diluted share increased 77% to $2.30 compared to $1.30 for the same period in 2020.

“In the fourth quarter, we completed our strategic acquisition of Largo, Florida-based Porpoise Pool & Patio, Inc. (“Porpoise”). Porpoise's operations consist of Sun Wholesale Supply, Inc., a wholesale distributor of swimming pool and outdoor-living products, including a specialty chemical packaging operation. It also services Pinch A Penny, Inc., a best-in-class franchisor with an outstanding reputation in the franchising world. We are excited about this new partnership, the operating synergies that this unique opportunity provides, and the capabilities that will enhance our customers' experiences,” said Arvan.

“Our ongoing investments in our employees, our distribution network and our technology are all indirect investments in our customers and greatly complemented our record organic growth in 2021. These investments, coupled with our stellar fourth quarter results, have propelled us into a strong start to 2022. We are pleased by the robust demand trends that continued in the fourth quarter and through the beginning of 2022. Combined with our industry-leading position and a solid backlog of projects, we are well-positioned for another year of solid growth. We project earnings for 2022, including benefits from recent acquisitions, will grow on top of the strong results delivered in 2021 and be in the range of $17.19 to $17.94 per diluted share, including an estimated $0.19 favorable impact from ASU 2016-09,” added Arvan. See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

(Unaudited)		2022 Guidance Range
	2021	Floor	Ceiling
Diluted EPS	$15.97	$17.19	$17.94
After-tax note recovery	(0.05)	—	—
ASU 2016-09 tax benefit	(0.74)	(0.19)	(0.19)
Adjusted Diluted EPS	$15.18	$17.00	$17.75
Year-over-year growth		12%	17%

We estimate that we have approximately $7.6 million in unrealized excess tax benefits related to stock options that will expire and restricted stock awards that will vest in the first quarter of 2022, adding $0.19 in diluted earnings per share in that period. We have included the estimated first quarter benefit in our annual earnings guidance; however, additional tax benefits could be recognized related to stock option exercises in 2022 from grants that expire in years after 2022, for which we have not included any expected benefits.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2021, POOLCORP operates 410 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; the sensitivity of our business to weather conditions; changes in the economy, consumer discretionary spending or the housing market; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2020 Annual Report on Form 10-K, 2021 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020 (1)

Net sales	$1,035,557	$839,261	$5,295,584	$3,936,623
Cost of sales	713,181	600,166	3,678,492	2,805,721
Gross profit	322,376	239,095	1,617,092	1,130,902
Percent	31.1%	28.5%	30.5%	28.7%

Selling and administrative expenses	195,585	164,744	786,808	659,931
(Recovery) impairment of goodwill and other assets	(1,100)	—	(2,500)	6,944
Operating income	127,891	74,351	832,784	464,027
Percent	12.3%	8.9%	15.7%	11.8%

Interest and other non-operating expenses, net	1,777	3,061	8,639	12,353
Income before income taxes and equity in earnings	126,114	71,290	824,145	451,674
Provision for income taxes	18,572	12,163	173,812	85,231
Equity in earnings of unconsolidated investments, net	67	47	291	295
Net income	$107,609	$59,174	$650,624	$366,738

Earnings per share attributable to common stockholders: (2)
Basic	$2.68	$1.47	$16.21	$9.14
Diluted	$2.65	$1.45	$15.97	$8.97
Weighted average common shares outstanding:
Basic	39,877	40,202	39,876	40,106
Diluted	40,418	40,873	40,480	40,865

Cash dividends declared per common share	$0.80	$0.58	$2.98	$2.29

(1)    Derived from audited financial statements.
(2)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $106.9 million for the three months ended December 31, 2021 and $646.3 million for the year ended December 31, 2021. Participating securities excluded from weighted average common shares outstanding were 260,000 for the three months ended December 31, 2021 and 268,000 for the year ended December 31, 2021.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2021	2020 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$24,321	$34,128	$(9,807)	(29)%
Receivables, net (2)	155,259	122,252	33,007	27
Receivables pledged under receivables facility	221,312	166,948	54,364	33
Product inventories, net (3)	1,339,100	780,989	558,111	71
Prepaid expenses and other current assets	29,093	17,610	11,483	65
Total current assets	1,769,085	1,121,927	647,158	58

Property and equipment, net	179,008	108,241	70,767	65
Goodwill and other intangible assets, net	1,001,178	280,348	720,830	257
Equity interest investments	1,231	1,292	(61)	(5)
Operating lease assets	241,662	205,875	35,787	17
Other assets	37,967	21,987	15,980	73
Total assets	$3,230,131	$1,739,670	$1,490,461	86%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$398,697	$266,753	$131,944	49%
Accrued expenses and other current liabilities	264,877	143,694	121,183	84
Short-term borrowings and current portion of long-term debt	11,772	11,869	(97)	(1)
Current operating lease liabilities	69,070	60,933	8,137	13
Total current liabilities	744,416	483,249	261,167	54

Deferred income taxes	35,840	27,653	8,187	30
Long-term debt, net	1,171,578	404,149	767,429	190
Other long-term liabilities	31,545	38,261	(6,716)	(18)
Non-current operating lease liabilities	175,359	146,888	28,471	19
Total liabilities	2,158,738	1,100,200	1,058,538	96
Total stockholders’ equity	1,071,393	639,470	431,923	68
Total liabilities and stockholders’ equity	$3,230,131	$1,739,670	$1,490,461	86%

(1)Derived from audited financial statements.
(2)The allowance for doubtful accounts was $5.9 million at December 31, 2021 and $4.8 million at December 31, 2020.
(3)The inventory reserve was $15.2 million at December 31, 2021 and $11.4 million at December 31, 2020.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2021	2020 (1)	Change
Operating activities
Net income	$650,624	$366,738	$283,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,287	27,967	320
Amortization	1,739	1,431	308
Share-based compensation	15,187	14,516	671
Equity in earnings of unconsolidated investments, net	(291)	(295)	4
Net losses on foreign currency transactions	325	1,748	(1,423)
Impairment of goodwill and other assets	—	6,944	(6,944)
Other	9,962	(396)	10,358
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(79,940)	(38,688)	(41,252)
Product inventories	(525,207)	(42,447)	(482,760)
Prepaid expenses and other assets	(51,199)	(13,744)	(37,455)
Accounts payable	114,893	(9,212)	124,105
Accrued expenses and other current liabilities	149,110	83,019	66,091
Net cash provided by operating activities	313,490	397,581	(84,091)

Investing activities
Acquisition of businesses, net of cash acquired	(811,956)	(124,587)	(687,369)
Purchase of property and equipment, net of sale proceeds	(37,658)	(21,702)	(15,956)
Net cash used in investing activities	(849,614)	(146,289)	(703,325)

Financing activities
Proceeds from revolving line of credit	1,438,408	1,053,968	384,440
Payments on revolving line of credit	(974,506)	(1,145,616)	171,110
Proceeds from term loan under credit facility	250,000	—	250,000
Proceeds from asset-backed financing	495,000	326,700	168,300
Payments on asset-backed financing	(430,000)	(321,700)	(108,300)
Payments on term facility	(9,250)	(9,250)	—
Proceeds from short-term borrowings and current portion of long-term debt	9,279	13,822	(4,543)
Payments on short-term borrowings and current portion of long-term debt	(9,377)	(13,698)	4,321
Payments of deferred acquisition consideration	(362)	(281)	(81)
Payments of deferred financing costs	(2,638)	(12)	(2,626)
Proceeds from stock issued under share-based compensation plans	17,197	19,824	(2,627)
Payments of cash dividends	(119,581)	(91,929)	(27,652)
Purchases of treasury stock	(138,039)	(76,199)	(61,840)
Net cash provided by (used in) financing activities	526,131	(244,371)	770,502
Effect of exchange rate changes on cash and cash equivalents	186	(1,376)	1,562
Change in cash and cash equivalents	(9,807)	5,545	(15,352)
Cash and cash equivalents at beginning of period	34,128	28,583	5,545
Cash and cash equivalents at end of period	$24,321	$34,128	$(9,807)

(1)    Derived from audited financial statements.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2021	2020	2021	2020	2021	2020
Net sales	$990,667	$809,836	$44,890	$29,425	$1,035,557	$839,261

Gross profit	309,762	233,356	12,614	5,739	322,376	239,095
Gross margin	31.3%	28.8%	28.1%	19.5%	31.1%	28.5%

Operating expenses (1)	181,952	156,527	12,533	8,217	194,485	164,744
Expenses as a % of net sales	18.4%	19.3%	27.9%	27.9%	18.8%	19.6%

Operating income (loss) (1)	127,810	76,829	81	(2,478)	127,891	74,351
Operating margin	12.9%	9.5%	0.2%	(8.4)%	12.3%	8.9%

(1)Base business and total reflect a $1.1 million note recovery in 2021.

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2021	2020	2021	2020	2021	2020
Net sales	$5,038,256	$3,900,973	$257,328	$35,650	$5,295,584	$3,936,623

Gross profit	1,547,820	1,122,843	69,272	8,059	1,617,092	1,130,902
Gross margin	30.7%	28.8%	26.9%	22.6%	30.5%	28.7%

Operating expenses (1)	736,707	656,968	47,601	9,907	784,308	666,875
Expenses as a % of net sales	14.6%	16.8%	18.5%	27.8%	14.8%	16.9%

Operating income (loss) (1)	811,113	465,875	21,671	(1,848)	832,784	464,027
Operating margin	16.1%	11.9%	8.4%	(5.2)%	15.7%	11.8%

(1)Base business and total reflect a $2.5 million note recovery in 2021 and a $6.9 million of impairment of goodwill and other assets in 2020.

We have excluded the results of the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Porpoise Pool & Patio, Inc.	December 2021	1	December 2021
Wingate Supply, Inc.	December 2021	1	December 2021
Vak Pak Builders Supply, Inc.	June 2021	1	June - December 2021
Pool Source, LLC	April 2021	1	April - December 2021
TWC Distributors, Inc.	December 2020	10	January - December 2021 and December 2020
Jet Line Products, Inc.	October 2020	9	January - December 2021 and October - December 2020
Northeastern Swimming Pool Distributors, Inc.	September 2020	2	January - November 2021 and September - November 2020
Master Tile Network LLC	February 2020	4	January - May 2021 and February - May 2020

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2021.

December 31, 2020	398
Acquired locations	4
New locations	10
Closed/consolidated locations	(2)
December 31, 2021	410

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments (recoveries) and equity in earnings or loss in unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2021	2020

Net income	$650,624	$366,738
Add:
Interest and other non-operating expenses (1)	8,314	10,605
Provision for income taxes	173,812	85,231
Share-based compensation	15,187	14,516
Equity in earnings of unconsolidated investments, net	(291)	(295)
(Recovery) impairment of goodwill and other assets	(2,500)	6,944
Depreciation	28,287	27,967
Amortization (2)	1,325	1,032
Adjusted EBITDA	$874,758	$512,738
(1)Shown net of losses on foreign currency transactions of $325 for 2021 and $1,748 for 2020 and includes amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $414 for 2021 and $399 for 2020. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Return on Invested Capital

We calculate Return on Invested Capital (ROIC) using trailing four quarter results. We define ROIC as Net income adjusted for Interest and other non-operating expenses, net (net of taxes at the effective tax rate), divided by the sum of average Long-term debt, net, average Short-term borrowings and the current portion of long-term debt and average Total stockholders’ equity from our financial statements.  We have included ROIC as a supplemental disclosure, because we believe that it may be used by our investors, industry analysts and others as a measure of the efficiency and effectiveness of our use of capital.

ROIC is not a measure of financial performance under GAAP. We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement, balance sheet or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

The table below presents our calculation of ROIC at December 31, 2021 and 2020.

(Unaudited)	Year Ended December 31,
(in thousands)	2021	2020
Numerator (trailing four quarters total):
Net income	$650,624	$366,738
Interest and other non-operating expenses, net	8,639	12,353
Less: taxes on Interest and other non-operating expenses, net at 21.1% and 18.9%, respectively	(1,823)	(2,335)
	$657,440	$376,756
Denominator (average of trailing four quarters):
Long-term debt, net	$589,368	$432,829
Short-term borrowings and current portion of long-term debt	11,246	12,373
Total stockholders’ equity	897,320	516,040
	$1,497,934	$961,242

Return on invested capital	43.9%	39.2%

Adjusted Income Statement Information

We have included adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, as supplemental disclosures, because we believe these measures are useful to investors and others in assessing our year-over-year operating performance.

Adjusted net income and adjusted diluted EPS are key measures used by management to demonstrate the impact of our non-cash and non-recurring charges and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe these measures should be considered in addition to, not as a substitute for, net income and diluted EPS presented in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Year Ended December 31,
(in thousands)	2021	2020
Net income	$650,624	$366,738
(Recovery) impairment of goodwill and other assets	(2,500)	6,944
Tax impact on note (1)	630	(654)
Adjusted net income	$648,754	$373,028

(1)Our effective tax rate at March 31, 2020 was a 0.1% benefit. Without impairment from goodwill and intangibles and tax benefits from ASU 2016-09 recorded in the first quarter of 2020, our effective tax rate for the first quarter of 2020 was 25.4%, which we used to calculate the tax impact related to the $2.5 million note impairment.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Year Ended December 31,
	2021	2020
Diluted EPS	$15.97	$8.97
ASU 2016-09 tax benefit	(0.74)	(0.70)
Adjusted diluted EPS without ASU 2016-09 tax benefit	15.23	8.27
After-tax (recovery) impairment charges	(0.05)	0.15
Adjusted diluted EPS without ASU 2016-19 tax benefit and after-tax (recovery) impairment charges	$15.18	$8.42

Adjusted 2022 Diluted EPS Guidance

Please see page 3 for a reconciliation of projected 2022 diluted EPS to adjusted projected 2022 diluted EPS. We have included adjusted projected 2022 diluted EPS, which is a non-GAAP financial measure, in this press release as a supplemental disclosure to demonstrate the impact of projected tax benefits from ASU 2016-09 on our projected 2022 diluted EPS and to provide investors and others with additional information about our potential future operating performance. We believe adjusted projected 2022 diluted EPS should be considered in addition to, not as a substitute for, projected 2022 diluted EPS presented in accordance with GAAP and in the context of our other forward-looking and cautionary statements in this press release.